SUBLEASE



                          LENRICH ASSOCIATES, L.L.C.



                                      TO



                    INDIAN RIVER FAMILY GOLF CENTERS, INC.

                                        920 South Military Highway
                                        Virginia Beach, Virginia 23464

                                        May 20, 1996





                              TABLE OF CONTENTS

SECTION 1:      THE PREMISES. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
SECTION 2:      THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
SECTION 2A:     THE GROUND LEASE . . . . . . . . . . . . . . . . . . . . . . . .   2
SECTION 3:      THE LEASEHOLD IMPROVEMENTS. . . . . . . . . . . . . . . . . . . .  3
SECTION 4:      THE GRANT AND THE TERM. . . . . . . . . . . . . . . . . . . . . .  4
SECTION 5:      RENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
SECTION 6:      RENT TO BE NET TO LANDLORD. . . . . . . . . . . . . . . . . . . .  4
SECTION 7:      USE OF PREMISES . . . . . . . . . . . . . . . . . . . . . . . . .  4
SECTION 8:      TAXES AND UTILITY EXPENSES. . . . . . . . . . . . . . . . . . . .  4
SECTION 9:      IMPROVEMENTS, REPAIRS, ADDITIONS, REPLACEMENTS. . . . . . . . . .  7
SECTION 10:     REQUIREMENTS OF PUBLIC AUTHORITY . . . . . . . . . . . . . . . .   8
SECTION 11:     COVENANT AGAINST LIENS . . . . . . . . . . . . . . . . . . . . .   9
SECTION 12:     ACCESS TO PREMISES . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 13:     ASSIGNMENT AND SUBLETTING. . . . . . . . . . . . . . . . . . . .   9
SECTION 14:     SIGNS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 15:     DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
SECTION 16:     BANKRUPTCY AND INSOLVENCY. . . . . . . . . . . . . . . . . . .    13
SECTION 17:     INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . .    14
SECTION 18:     INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 19:     WAIVER OF SUBROGATION. . . . . . . . . . . . . . . . . . . . .    15
SECTION 20:     WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
SECTION 21:     LIMITATION OF LIABILITY. . . . . . . . . . . . . . . . . . . .    16
SECTION 22:     CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . .    17
SECTION 23:     PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . .    18
SECTION 24:     SHORT FORM OF LEASE. . . . . . . . . . . . . . . . . . . . . .    18
SECTION 25:     INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . .    18
SECTION 26:     ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .    19
SECTION 27:     PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
SECTION 28:     QUIET ENJOYMENT. . . . . . . . . . . . . . . . . . . . . . . .    19
SECTION 29:     GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . .    19
SECTION 30:     NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
SECTION 31:     DESTRUCTION. . . . . . . . . . . . . . . . . . . . . . . . . .    20
SECTION 32:     EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . .    21
SECTION 33:     UTILITY EASEMENTS. . . . . . . . . . . . . . . . . . . . . . .    25
SECTION 34:     MORTGAGES. . . . . . . . . . . . . . . . . . . . . . . . . . .    26






SECTION 35:     SUBLEASES. . . . . . . . . . . . . . . . . . . . . . . . . . .    26
SECTION 36:     LEASEHOLD MORTGAGES. . . . . . . . . . . . . . . . . . . . . .    28
SECTION 37:     FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . .    32






                                SUBLEASE

        Sublease dated the 20th day of May, 1996, by and between Lenrich Associates, L.L.C., having an address of c/o Goodrich Associates Management Company, Inc., 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, as "Landlord" and Indian River Family Golf Centers, Inc., having an address of 225 Broadhollow Road, Suite 106E, Melville, New York 11747, as "Tenant". Landlord and Tenant agree as follows:

        SECTION 1.  THE PREMISES:

        This Sublease (hereinafter referred to as the "Lease") concerns a parcel of land (referred to below as "the property") that is situated near the intersection of South Military Highway and Old Providence Road in the Town of Virginia Beach, Virginia, more commonly known by the street address 920 South Military Highway, Virginia Beach, Virginia 23462. Tenant takes the property subject to all covenants, conditions, encumbrances, and easements of record, including a certain reciprocal cross-operating easement by and between Goodrich Associates and Ella L. Webb affecting the property (attached hereto as Exhibit
B). The property and all other easements and rights appurtenant to the property are referred to below as the "Premises". The property is described by metes and bounds in Exhibit A.

        Landlord hereby leases and rents the Premises to Tenant together with the existing improvements and buildings thereon and the appurtenances thereunto belonging, and the rights described in Exhibit C attached hereto and made a part hereof.

        SECTION 2.  THE PARTIES:

        (a) Identification - The parties to this Lease are Lenrich Associates, L.L.C. and Indian River Family Golf Centers, Inc.

        (b)     Description -

                        (i) Lenrich Associates, L.L.C. is a New York Limited Liability company with an address of c/o Goodrich Associates Management Company, Inc., 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Lenrich Associates, L.L.C. is referred to in this Lease as "Landlord" unless and until it transfers the "Reversionary

                                       1





Estate" (as defined in Section 4(b)).

                        (ii) Indian River Family Golf Centers, Inc. is a Virginia Corporation with an address of 225 Broadhollow Road, Suite 106E, Melville, New York 11747. Indian River Family Golf Centers, Inc. is referred to in this Lease as "Tenant" unless and until it assigns the "Leasehold Estate" (as defined in Section 4(b)) validly in accordance with Section 13. After a valid assignment in accordance with Section 13, the assignee shall become the "Tenant" under this Lease, and the assignor shall no longer be the "Tenant".

        SECTION 2A.  THE GROUND LEASE

        This Lease is subject and subordinate to the lease dated April 30, 1966 between Ella L. Webb ("Webb") as landlord and Goodrich Associates ("Goodrich") as tenant, as amended by that certain three page (exclusive of acknowledgements and exhibits) agreement dated August 7, 1967 between Webb and Goodrich (hereinafter collectively referred to as the "Ground Lease").

        Landlord covenants and agrees that it will not cause or permit the Ground Lease to be terminated or forfeited, and will indemnify and save harmless Tenant from all loss, liability, damage or claims of any kind (including reasonable attorney's fees and expenses of litigation) by reason of any breach on the part of Landlord of this Lease or of the obligations under the Ground Lease that Landlord is required to perform. If Landlord defaults in the performance or compliance of any provision of this Lease and such default of Landlord continues uncured for thirty (30) days after written notice from Tenant to Landlord, or if Landlord defaults in the performance or compliance of any provision of the Ground Lease and such default of Landlord continues uncured for thirty (30) days after written notice from Tenant to Landlord, then, in addition to all of the rights and remedies provided by law and in equity, Tenant shall have the right to cure such default and offset the cost of such cure against the rent and other charges due under this Lease. Notwithstanding the foregoing, if such default is not reasonably capable of being cured within thirty (30) days, then the period for curing such default shall be extended for so long as

                                       2





Landlord is proceeding with reasonable diligence to cure such default.

        SECTION 3.  THE LEASEHOLD IMPROVEMENTS:

        This Lease and the rights of Tenant hereunder, shall include, without limitation, the existing buildings and other improvements presently on, under and over the Premises. During the term of this Lease, Tenant shall have the right to construct additional buildings and improvements on, under and over the Premises in Tenant's sole discretion. The construction of the buildings and the other improvements to the property is governed by Section 9. The Building and other improvements situated on, over or under the property from time to time are referred to below as the "Leasehold Improvements". Tenant can finance the development of the Leasehold Improvements by securing loans with one or more mortgages of the "Leasehold Estate" (as defined in Section 4 (b) ) . A mortgage of the Leasehold Estate is referred to below as a "Leasehold Mortgage", a holder of a Leasehold Mortgage is referred to below as a "Leasehold Mortgagee", and debt secured by a Leasehold Mortgage is referred to below as "Leasehold Mortgage Debt".

        SECTION 4.  THE GRANT AND THE TERM:

        (a)     Landlord leases the property to Tenant.

        (b) The rights granted to Tenant under this Lease are referred to in this Lease as the "Leasehold Estate". The rights of Landlord in the Premises after giving effect to the Leasehold Estate are referred to in this Lease as the "Reversionary Estate". The "Reversionary Estate" includes all of Landlord's rights pursuant to this Lease.

        (c) The term of this Lease shall commence on the date hereof (herein called the "Commencement Date").

        (d) The term of this Lease shall be co-terminus with the term of the Ground Lease, unless sooner terminated or extended as herein provided.

        (e) Landlord shall deliver actual and exclusive possession of the property to Tenant on the first day of the term; Tenant shall surrender possession of the property to Tenant on the date the term

                                       3





of the Ground Lease, as the same may be extended, is terminated (the "Expiration Date"). During the term of this Lease, Landlord covenants and agrees that it will not exercise its right to cancel the Ground Lease pursuant to Section 2(c) thereof.

        SECTION 5.  RENT:

        Tenant covenants and agrees to pay Landlord for leasing the property, without offset or deduction, and without previous demand therefor, basic rent at the rate per annum equal to the sum of Nine Thousand ($9,000.00) Dollars during the term of this Lease. In addition to the foregoing, Tenant also covenants and agrees to pay Landlord all increases in basic rent as set forth in the Ground Lease. All basic rent per annum shall be payable by Tenant in equal monthly installments, on the first day of each and every calendar month during the term of this Lease and each extension, if any, and shall be payable at the office of the Landlord first above set forth or at such other place of which Landlord shall have given Tenant written notice at least thirty (30) days in advance. As hereinafter used, the term "rent" shall be deemed to include the basic rent and the additional rent, if any, payable by Tenant to Landlord hereunder.

        SECTION 6.  RENT TO BE NET TO LANDLORD:

        It is the intention of the parties that the rent payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the net annual rent specified herein during the term of this Lease, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises shall be paid by Tenant.

        SECTION 7.  USE OF PREMISES:

        The Premises may be used for any lawful purpose.

        SECTION 8.  TAXES AND UTILITY EXPENSES:

        (a)     (1)     Tenant shall, during the term of this Lease, as
additional rent, pay and discharge punctually, as and when the same shall become due and payable, without penalty, all taxes, special and general assessments, water rents,, rates and charges, sewer rents and other governmental impositions and charges of every kind

                                       4





and nature whatsoever, extraordinary as well as ordinary (hereinafter called the "Taxes"), and each and every installment thereof, which shall or may during the term of this Lease be charged, levied, laid, assessed, imposed, become due and payable, or liens upon or for or with respect to the Premises or any part thereof, or any buildings, appurtenances or equipment owned by Tenant thereon or therein or any part thereof, and all taxes charged, laid, levied, assessed or imposed in lieu of or in addition to the foregoing, together with all interest and penalties thereon, under or by virtue of all present or future laws, ordinances, requirements, orders, directives, rules or regulations of the Federal, State, County, Town and City Governments and of all other governmental authorities whatsoever (all of which shall also be included in the term "Taxes" as heretofore defined) and all water rents, rates and charges, sewer rents and charges for water, steam, heat, gas, hot water,, electricity, light and power, and other service or services,, furnished to the Premises or the occupants thereof during the term of this Lease (hereinafter called "Utility Expenses").

                (2) To the extent that the same may be permitted by law, Tenant orits designees shall have the right to apply for the conversion of any assessment for local improvements in order to cause the same to be payable in annual installments, and upon such conversion Tenant shall pay and discharge punctually said installments as they shall become due and payable during the term of this Lease.

                (3) Tenant shall be deemed to have complied with the covenants of this subparagraph (a) if payment of such Taxes shall have been made either within any period allowed by law or by the governmental authority imposing the same during which payment is permitted without penalty or interest or before the same shall become a lien upon the Premises, and Tenant shall produce and exhibit to Landlord satisfactory evidence of such payment, if Landlord shall demand the same in writing.

        (b)     All such Taxes, including assessments which have been

                                       5





converted into installments as set forth in the preceding subparagraph (a), which shall become payable during each of the calendar or fiscal tax years, as the case may be, in which the term of this Lease terminates, shall be apportioned pro rata between Landlord and Tenant in accordance with the respective portions of such year during which such term shall be in effect.

        (c)     (1)     Tenant or its designees shall have the right to contest
or review by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Tenant or its designees shall conduct promptly at its own cost and expense, and free of any expense to Landlord, and, if necessary, in the name and with the cooperation of Landlord) cooperation of Landlord) . all such Taxes and assessments. Notwithstanding the foregoing, Tenant shall promptly pay all such items if at any time the Premises or any part thereof shall be in danger of being forfeited or lost, or if Landlord shall be subject to any criminal liability.

                (2) The legal proceedings referred to in the preceding subparagraph (1) shall include appropriate certiorari proceedings and appeals from orders therein and appeals from any judgments, decrees or orders. In the event of any reduction, cancellation or discharge, Tenant shall pay the amount finally levied or assessed against the Premises or adjudicated to be due and payable on any such contested items and if there shall be any refund with respect thereto, Tenant shall be entitled to the same.

        (d) Nothing herein shall require or be construed to require Tenant to pay any inheritance, estate, succession, transfer, gift, franchise, income or profit taxes, that are or may be imposed upon Landlord, its successors or assigns.

        (e) Notwithstanding anything to the contrary contained herein, Tenant acknowledges and understands that Landlord owns additional property adjacent to the Premises. In the event Landlord receives one bill for- Taxes covering both its adjacent property and the Premises., then the amount payable by Tenant hereunder shall be a pro-rata share of the entire bill received by Landlord, so that the allocation paid by Tenant shall be solely

                                       6





attributable to the Premises; or, if any improvements on the Premises result in the Premises being taxed at a higher rate relative to Landlord's adjacent property, then Tenant's pro-rata share shall be adjusted to include any additional Taxes by reason of said improvements and/or higher rate. Landlord shall provide Tenant with a copy of the tax bill, together with Landlord's computations of Tenant's pro-rata share of such tax bill in accordance with the terms of this Section 8(e).

        SECTION 9.  IMPROVEMENTS, REPAIRS, ADDITIONS, REPLACEMENTS:

        (a) Tenant shall have the right, at its own cost and expense, to construct on any part or all of the Premises, at any time and from time to time, such buildings, parking areas, driveways, walks, gardens and other similar and dissimilar improvements as Tenant shall from time to time determine, provided that the same shall be in compliance with all applicable building codes and ordinances.

        (b) Tenant shall, at all times during the term of this Lease, and at its own cost and expense, keep and maintain or cause to be kept and maintained in repair and good condition (ordinary wear and tear and casualty excepted) all buildings and improvements at any time erected on the Premises, both inside and outside, structural and non-structural, extraordinary and ordinary; and shall use all reasonable precaution to prevent waste, damage or injury. Landlord shall not be required to furnish any services or facilities or to make any improvements, repairs or alterations in or to the Premises during the term of this Lease.

        (c) Tenant may, at its option and at its own cost and expense, at any time and from time to time, make such alterations, changes, decorations, replacements, improvements and additions in and to the Premises, and the buildings and improvements thereon, as it may deem desirable.

        (d) On the last day or sooner termination of the term of this Lease, Tenant shall quit and surrender the Premises, and the buildings and improvements then thereon, broom clean and in good condition and repair (reasonable wear and tear excepted).

        (e)     Until the expiration or sooner termination of this Lease,

                                       7





title to any new building or buildings or improvements erected on the premises and the building equipment, and other items installed thereon by Tenant and any alteration, change or addition made by Tenant shall remain in Tenant; and Tenant alone shall be entitled all depreciation on Tenant's income tax returns f or any such building, building equipment and/or other items improvements, additions, changes or alterations. Tenant may, at any time and from time to time without the prior written consent of Landlord demolish any existing building upon the Premises in order to replace the same with another building or improvement permitted pursuant to the terms of this Lease.

        (f) Any contractors, materialmen, or other potential lienors may look only to the Tenant's interest in the property for satisfaction of any claims for payment; Tenant covenants and agrees that the Landlord's interest shall not be subject to any mechanic's or similar liens.

        SECTION 10.  REQUIREMENTS OF PUBLIC AUTHORITY:

        (a) During the term of this Lease, Tenant shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directives, rules and regulations of the Federal, State, County, Town, Village and City Governments and of all other governmental authorities affecting the Premises or appurtenances or any part thereof whether the same are in force at the commencement of the term of this Lease or may in the future be passed, enacted or directed, and Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable counsel fees, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this SECTION 10.

        (b) Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of the Tenant, or Landlord, or both, without cost or expense to Landlord, the validity or application of any law,

                                       8





ordinance, rule, regulation or requirement of the nature referred to in paragraph (a) of this SECTION 10 and if by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith pending the prosecution of any such proceeding may be legally delayed, Tenant may delay such compliance therewith until the final determination of such proceeding.

        (c) Landlord agrees to execute and deliver any appropriate papers or other instruments which may be necessary or proper to permit Tenant so to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement.

        SECTION 11.  COVENANT AGAINST LIENS:

        Tenant shall not do any act or make any contract which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord in the Premises. If, because of any act or omission (or alleged act or omission) of Tenant, any mechanic's lien or other lien, charge or order for the payment of money shall be filed against Landlord or any portion of the Premises (whether or not such lien, charge or order is valid or enforceable as such), Tenant shall, at its own cost and expense, cause the same to be discharged of record or bonded within sixty (60) days after written notice from Landlord to Tenant of the filing thereof; and Tenant shall indemnify and save harmless Landlord against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees, resulting therefrom.

        SECTION 12.  ACCESS TO PREMISES:

        Landlord or Landlord's agents and designees shall have the right, but not the obligation to enter upon the Premises at all reasonable times and in emergencies at all times to examine same and to exhibit the Premises to prospective tenants, mortgagees and/or purchasers. Landlord shall be permitted to affix a "To Let" or "For Sale" sign on the Premises during the last sixty
(60) days of the term of this Lease in such place as shall not interfere with the business then being conducted at the Premises.

        SECTION 13.  ASSIGNMENT AND SUBLETTING:

        Provided Tenant is not then in default under this Lease, or, if Tenant is in default under this Lease, provided Tenant's time to cure such default has not expired, Tenant may assign, sublease (in

                                       9





whole or in one or more parts) , mortgage or otherwise encumber this Lease and may permit its sub-tenant or sub-tenants to assign or sublease the same, without requiring Landlord's consent therefor. No assignment shall be effective unless Landlord shall be furnished written notice of such assignment within thirty (30) days thereafter, together with the name and address of the
assignee.   Upon the giving of such notice, Tenant shall be relieved of all further obligations hereunder and shall no longer have any liability under this Lease or with respect to the Premises, provided, that simultaneously with the giving of such notice Tenant delivers to Landlord an instrument in writing executed by such assignee pursuant to which such assignee shall have assumed all of the obligations of Tenant hereunder.


SECTION 14.  SIGNS:

        Tenant and Tenant's sub-tenants shall have the right to install, maintain and replace in, on or over or in front of the Premises such signs and advertising matter as Tenant may desire, and Tenant shall comply with any applicable requirements of governmental authorities having jurisdiction and shall obtain any necessary permits. As used in this SECTION 14, the word "sign" shall be construed to include any placard, light or other advertising symbol or object, irrespective of whether same be temporary or permanent.

        SECTION 15.  DEFAULTS:

        (a) If: (1) any of the events set forth in SECTION 16 hereof shall occur; or (2) Tenant shall fail to pay any installment of rent or additional rent when the same shall be due and payable and shall allow such default to continue for forty-five (45) days after receipt of notice in writing of such default given by or in behalf of Landlord; or (3) Tenant shall fail to perform any of the other covenants,, conditions or agreements herein contained on Tenant's part to be kept or performed, and shall allow any such default to continue for sixty (60) days after receipt of notice in writing of such default given by or in behalf of Landlord, or shall not cure the same as in the next paragraph provided; or (4) any action or

                                      10





omission by Tenant hereunder constitutes a default under the Ground Lease, provided Landlord gives Tenant written notice of such omission and Tenant fails to correct or remedy such omission within forty-five (45) days after receipt of Landlord's written notice; then, upon the happening or occurrence of any one or more or all of the items, defaults and events referred to in clauses (1) to
(4), inclusive, of this subparagraph (a) , and upon the date specified in a notice from Landlord to Tenant sent by registered or certified mail, return receipt requested, which date shall be not less than ten business days (Saturdays, Sundays and legal holidays excluded) after the date of receipt of such notice, the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall cease and expire, without further notice or lapse of time, as fully and with like effect as if the entire term of this Lease herein provided for had elapsed, but Tenant shall continue to be liable to Landlord as hereinafter provided.

        (b) In the event that Landlord gives notice of a default of a nature such that it cannot be cured within such sixty (60) day period, then, such default shall not be deemed to continue so long as Tenant, after receiving such notice, proceeds to cure the default as soon as reasonably possible and continues to take all steps necessary to complete the same within a period of time which, under all prevailing circumstances,, shall be reasonable. No default shall be deemed to continue if and so long as Tenant shall be so proceeding to cure the same in good faith or be delayed in or prevented from remedying the same by strikes or other 'Labor disturbances, by shortage of labor, materials or equipment, by act of God or the public enemy, by order, direction or other interference by any Municipal, State or Governmental official or agency, or by delays in transportation or bad weather, or by any other cause beyond Tenant's control.

        (c) Notwithstanding any termination of the term of this Lease and the estate hereby vested in Tenant and of Tenant's rights hereunder, pursuant to paragraph (a) of this SECTION 15, Tenant

                                      11





shall nonetheless continue to remain liable under this Lease for the payment of rent and the observance and performance of all other covenants on its part to be performed; and upon any such termination or at any time thereafter, Landlord may, in addition to and without prejudice to any other rights and remedies Landlord shall have at law or in equity or hereunder: (1) re-enter the Premises, and dispossess any or all occupants of the Premises, either by force or otherwise, and have the possession of the same as of Landlord's former estate; and/or (2) recover possession thereof and dispossess any or all occupants of the Premises in the manner prescribed by the statute relating to summary proceedings, or similar statutes; but Tenant in either such case shall remain liable to Landlord as hereinafter provided.

        (d) In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise: (1) the rent shall become due thereupon and be paid up to the time of such re-entry, expiration and/or dispossess; (2) Landlord may re-let the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and (3) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform Tenant's covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. In computing such liquidated damages, there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with re-letting, such as brokerage and preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency

                                      12





for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord at Landlord's option may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord, in Landlord's sole judgment, considers advisable and necessary for the purpose of re-letting the Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord agrees to use its best efforts to mitigate all damages and to relet the Premises in the event of any default specified herein.

        SECTION 16.  BANKRUPTCY AND INSOLVENCY:

        If, after the commencement of the term of this Lease: (a) Tenant shall be adjudicated a bankrupt or adjudged to be insolvent; (b) a receiver or trustee shall be appointed for Tenant's property and affairs; (c) Tenant shall make an assignment for the benefit of creditors or shall file a petition in bankruptcy or insolvency or for reorganization or shall make application for the appointment of a receiver; or (d) any execution or attachment shall be issued against Tenant or any of Tenant's property, whereby the Premises or any building or buildings or any improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, except as may herein be permitted, and such adjudication, appointment, assignment, petition., execution or attachment shall not be set aside, vacated, discharged or bonded within one hundred and twenty (120) days after the issuance of the same, then, an event of default hereunder shall be deemed to have occurred so that the provisions of SECTION 15 hereof shall become effective and Landlord shall have the rights and remedies provided for therein.

        The terms and provisions of this SECTION 16 shall not apply, in any event or situation, if Tenant has an outstanding mortgage against Tenant's interest and estate hereunder, or as against an institutional investor within the meaning of SECTION 38, provided, only, that any such institutional investor shall have made all

                                      13





payments of rent hereunder on a current basis within thirty (30) days after notice given to such institutional investor by Landlord.

        SECTION 17.  INDEMNITY:

        (a) Tenant shall indemnify and save harmless Landlord from and against any and all liability, damage, penalties or judgments arising from injury to person or property sustained by anyone in and about the Premises arising from any act or acts or omission or omissions of Tenant or Tenant's officers, agents, servants, employees, contractors, or sub-lessees. Tenant shall, at its own cost and expense, defend any and all suits or actions (just or unjust) which may be brought against Landlord or in which Landlord may be impleaded with others upon any such above-mentioned matter, claim or claims.

        (b) Except for its affirmative acts or negligence or the affirmative acts or negligence of her officers, agents, servants,, employees or contractors, Landlord shall not be responsible or liable for any damage or injury to any property, fixtures, buildings or other improvements, or to any person or persons, at any time on the Premises, including any damage or injury to Tenant or to any of Tenant's officers,, agents, servants, employees, contractors, customers or sub-lessees.

        SECTION 18.  INSURANCE:

        (a) Tenant shall provide at its expense, and keep in force during the term of this Lease, general liability insurance in a good and solvent insurance company or companies licensed to do business in the State of Virginia, selected by Tenant, and reasonably satisfactory to the holder of any mortgage on Tenant's interest in this Lease (as described in Section 36 hereof), or, if there shall not be such a leasehold mortgage, to Landlord, covering bodily injury, property damage, and personal injury in the amount of at least ONE MILLION ($1,000,000.00) DOLLARS combined single limit per occurrence, and umbrella liability insurance in the amount of FIVE MILLION ($5,000,000.00) DOLLARS. Such policy or policies shall include Landlord and each such leasehold mortgagee as additional insureds. Tenant agrees to deliver certificates of

                                      14





such insurance to Landlord at the beginning of the term of this Lease and thereafter not less than ten (10) days prior to the expiration of any such policy. Such insurance shall be noncancellable without ten (10) days' written notice to Landlord, and to each such leasehold mortgagee.

        (b) During the term of this Lease, Tenant shall keep all buildings and improvements erected by Tenant on the Premises at any time insured for the benefit of Landlord and Tenant and the holder of any such leasehold mortgage (as described in Section 36 hereof) as their respective interests may appear, against loss or damage by fire and customary extended coverage in a minimum amount necessary to avoid the effect of co-insurance provisions of the applicable policies. All such policies, with receipts evidencing payment of the premiums thereon, shall be held by such leasehold mortgagee, if any, or by Landlord, so long as there shall be no such leasehold mortgagee. All proceeds payable at any time and from time to time by any insurance company under such policies shall be payable to such leasehold mortgagee, if any, or, if none, to Tenant. If any such proceeds are paid to such leasehold mortgagee, Tenant shall be entitled to receive the full amount thereof in accordance with the terms of such leasehold mortgage, and Landlord shall not be entitled to, and shall have no interest in, such proceeds or any part thereof. Any proceeds paid directly to Tenant shall be retained by Tenant and Landlord shall not be entitled to, and shall have no interest in, such proceeds or any part thereof. Landlord shall, at Tenant's cost and expense, cooperate fully with Tenant in order to obtain the largest possible recovery and execute any and all consents and other instruments and take all other actions necessary or desirable in order to effectuate the same and to cause such proceeds to be paid as hereinbefore provided, and Landlord hereby appoints Tenant its attorney-in-fact to execute the same and to take such actions in the name of Landlord.

        SECTION 19.  WAIVER OF SUBROGATION:

        All insurance policies carried by either party covering the Premises, including but not limited to contents, fire and casualty

                                      15





insurance, shall expressly waive any right on the part of the insurer against the other party. The parties agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

        SECTION 20.  WAIVERS:

        Failure of Landlord to complain of any act or omission on the part of Tenant, no matter how.long the same may continue, shall not be deemed to be a waiver by Landlord of any of its rights hereunder. No waiver by Landlord at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by Tenant shall require Landlord's consent or approval, Landlord's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of any other action on the same or any subsequent occasion. Any and all rights and remedies which Landlord may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other; and such rights and remedies may be exercised at the same time, or separately, as may be desired. No acceptance by landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.

        SECTION 21.  LIMITATION OF LIABILITY:

        Notwithstanding anything to the contrary herein provided in Section 15 hereof, or elsewhere, if Landlord or any successor in interest of Landlord, shall be a leasehold mortgagee, or an

                                      16





individual, joint venture, tenancy in common, firm or partnership, general or limited, or corporation, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of such leasehold mortgagee or such individual or on the part of the members, partners, directors, officers, or shareholders of such firm, partnership, corporation, or joint venture with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord or such successor in interest in the leasehold estate of Landlord in the Premises for the satisfaction of each and every remedy of Tenant's in the event of any breach by Landlord or by such successor in interest of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

        Furthermore, notwithstanding anything to the contrary herein provided in Section 15 hereof, or elsewhere, if Tenant or any successor in interest of Tenant, shall be a leasehold mortgagee, or an individual, joint venture, tenancy in common, firm or partnership, general or limited, or corporation, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of such leasehold mortgagee or such individual or on the part of the members, partners, directors, officers, or shareholders of such firm, partnership, corporation, or joint venture with respect to any of the terms, covenants and conditions of this Lease, and that Landlord shall look solely to the equity of Tenant or such successor in interest in the leasehold estate of Tenant in the Premises for the satisfaction of each and every remedy of Landlord's in the event of any breach by Tenant or by such successor in interest of any of the terms, covenants and conditions of this Lease to be performed by Tenant, such exculpation of personal liability to be absolute and without any exception whatsoever.

        SECTION 22.  CERTIFICATES:

        Either party shall, without charge, at any time and from time

                                      17





to time thereafter, within ten (10) days after written request of the other, certify by a written instrument duly executed and acknowledged to any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other person, firm or corporation specified in such request:

        (a) as to the validity and force and effect of this Lease, in accordance with its tenor as then constituted;

        (b)     as to the existence of any default thereunder;

        (c) as to the existence of any offsets, counterclaims or defenses thereto on the part of such other party;

        (d) as to the commencement and expiration dates of the term of this Lease; and

        (e)     as to any other matters as may reasonably be so requested.

        SECTION 23.  PARTIAL INVALIDITY:

        If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease,, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

        SECTION 24.  SHORT FORM OF SUBLEASE:

        The parties will, at any time, at the request of either one, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a short form of sublease,, setting forth a description of the Premises, the term of this Lease and any other portions thereof, excepting the rental provisions, as either party may request.

        SECTION 25.  INTERPRETATION:

        Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The section headings used herein are for reference and convenience only and shall not enter into the interpretation

                                      18





hereof. Each and every term and provision of this Lease which requires any performance (whether affirmative or negative) by Tenant, shall be deemed to be both a covenant and a condition. The terms "Landlord" and "Tenant" whenever used herein, shall mean only the owner at the time of Landlord's or Tenant's interest herein, and upon any sale or assignment of the interest of either Landlord or Tenant herein, their respective successors in interest and/or assigns, shall., during the term of their ownership of their respective estates herein, be deemed to be Landlord or Tenant, as the case may be.

        SECTION 26.  ENTIRE AGREEMENT:

        No oral statement or prior written matter shall have any force or effect. Tenant agrees that it is not relying on any representations or agreements other than those contained in this Lease. This agreement shall not be modified or cancelled except by writing subscribed by all parties.

        SECTION 27.  PARTIES:

        The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

        SECTION 28.  QUIET ENJOYMENT:

        Tenant, upon paying the rent and additional rent and all other sums and charges to be paid by it as herein provided, and observing and keeping all covenants, warranties, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the term (as the same shall be extended) of this Lease, without hindrance or molestation by Landlord or anyone claiming by or through Landlord. Landlord represents and warrants that it has the power and authority to execute and deliver this Lease and to carry out and perform all covenants to be performed by it hereunder.

        SECTION 29.  GOVERNING LAW:

        This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Virginia.

                                      19





        SECTION 30.  NOTICES:

        Every notice, approval, consent or other communication authorized or required by this Lease shall not be effective unless served in writing and sent by United States registered or certified mail, return receipt requested, directed to the other party at its address hereinabove first mentioned or such other address as either party may designate by notice given from time to time in accordance with this SECTION 30. The rent payable by Tenant hereunder shall be paid to Landlord at the same place where a notice to Landlord is herein required to be directed.

        SECTION 31.  DESTRUCTION:

        (a) In the event that, at any time during the term of this Lease, the buildings and improvements on the Premises shall be destroyed or damaged in whole or in part by f ire or other cause within the extended coverage of the f ire insurance policies carried by Tenant in accordance with this Lease, then, Tenant, at its own cost and expense, shall, subject to the provisions of paragraph (b) of this SECTION 31, cause the same to be repaired, replaced or rebuilt within a period of time which, under all prevailing circumstances, shall be reasonable.

        (b) In the event that at any time during the term of this Lease any one or more of the buildings on the Premises shall have been damaged or destroyed by fire or any other cause whatsoever, and that, as a result of such damage or destruction, any one or more of the subleases covering such buildings shall be terminated by the sub-tenant thereunder or by Tenant (each such building being hereinafter called a "Vacated Building") , then, notwithstanding the provisions of paragraph (a) of this SECTION 31 or any other provisions of this Lease:

                (1) If the aggregate ground floor area of the Vacated Building or Vacated Buildings, as the case may be, resulting from such fire or other cause shall exceed fifteen (15%) per cent of the aggregate ground floor area of all buildings on the Premises immediately prior to such

                                      20





damage or destruction, or in the event any such damage or destruction occur within the last three (3) years of the term of this Lease, Tenant shall have the right, but not the obligation, to elect not to repair, replace or rebuild such Vacated Building or Vacated Buildings, as the case may be, and to terminate this Lease by giving written notice of termination to Landlord on or prior to the date one hundred and eighty (180) days after the occurrence of such damage or destruction, and upon the giving of such a notice of termination the term of this Lease shall expire and come to an end on the last day of the calendar month in which such notice shall be given, with the same force and effect as if said day had been originally fixed herein as the expiration date of the term of this Lease, and neither party shall have any further rights or liabilities hereunder.

        (2) If Tenant shall not have the right to terminate this Lease pursuant to sub-paragraph (1) of this paragraph, or, having such right, shall not elect to terminate this Lease, Tenant shall not be required to repair, replace or rebuild any Vacated Building until such time as Tenant shall re-sublet the same to a new sub-tenant; provided, however, that Tenant shall so proceed after the expiration of one hundred and eighty (180) days following such damage or destruction even if the Vacated Building shall not yet have been re-sublet.

        (3) In the event of a termination of this Lease as provided for in this section, Tenant covenants and agrees, upon notice from the Landlord, to remove all debris (including the remaining portion of any building so destroyed) remaining upon the Premises as a result of such fire or destruction. All such work shall be done at the cost and expense of the Tenant.

        SECTION 32.  EMINENT DOMAIN:

        (a) If the whole of the Premises shall be taken for any public or quasi-public use under any statute or by right of eminent

                                      21





domain or by private purchase in lieu thereof, then this Lease shall automatically terminate as of the date that possession has been taken. If only a part of the Premises shall be taken (or so purchased) and as a result thereof one or more subleases covering more than fifteen (15%) per cent of the total aggregate ground floor area in the buildings on the Premises shall be terminated automatically or by the sub-tenant thereunder or by Tenant, then Tenant shall have the right, but not the obligation, to terminate this Lease by giving written notice of termination to Landlord on or prior to the date one hundred and eighty (180) days after the date of such taking (or purchase), and upon the giving of such a notice of termination the term of this Lease shall expire and come to an end on the last day of the calendar month in which such notice shall be given, with the same force and effect as if said day had been originally fixed herein as the expiration date of the term of this Lease. In the event the Lease shall terminate or shall be terminated, the rental shall, if and when necessary, be adjusted to the day of the taking (or purchase) and neither party shall have any further rights or liabilities hereunder.

        (b) In the event of such a taking (or purchase) whereby this Lease shall terminate or shall be terminated under the provisions of paragraph (a) of this SECTION 32, then, the parties hereto agree to cooperate in applying for and in prosecuting any claim for such taking and further agree that the aggregate award, net after deducting all expenses and costs, including attorney's fees, incurred in connection therewith, payable to both Landlord and Tenant as their interests shall be determined in the manner hereinafter set forth (or, if required, to any leasehold mortgagee who shall be the holder of a leasehold mortgage in accordance with the provisions of SECTION 36 hereof) and distributed as follows:

                (1) The net award available for distribution (herein called the "Fund") shall be divided between Landlord and Tenant as follows:

                        (A) Landlord shall be paid an amount out of the Fund equal to "Landlord's Minimum Share" (as

                                      22





defined in part (B) of this subparagraph (1)) and Tenant shall, subject to the rights of Leasehold Mortgagee, be paid an amount out of the Fund equal to "Tenant's Minimum Share" (as defined in part (C) of this subparagraph (1)); provided, however, that if the Fund shall be less than the sum of Tenant's Minimum Share and Landlord's Minimum Share, then, Landlord shall be paid a fraction of the Fund, the numerator of which shall be Landlord's Minimum Share, and the denominator of which shall be the sum of Landlord's Minimum Share and Tenant's Minimum Share, and Tenant shall be paid the balance of the Fund remaining after such payment to Landlord.

                        (B) The term "Landlord's Minimum Share", as used in this subparagraph (1), shall mean an amount equal to Landlord's total amount of capital invested in the property, including but not limited to costs of acquisition, improvements,- and other expenses, less the total net proceeds, if any, therefore received by Landlord, of any (and all) prior partial takings (or purchases or deeds of dedication in lieu of any such takings or purchase).

                        (C) The term "Tenant's Minimum Share", as used in this subparagraph (1) , shall mean an amount equal to Tenant's total costs and expenses, of every kind and nature, not compensated for by insurance, incurred and paid in connection with and for the construction, repair and replacement (if any) of all buildings and other improvements on the Premises at any time and from time to time (herein called "Tenant's building costs") , less the total net proceeds, if any, theretofore received by Tenant, (or any Leasehold Mortgagee) of any (and

                                      23





all) prior partial takings (or purchases). In the event that Tenant shall at the time of such taking (or purchase) be unable to certify and establish the amount of Tenant's building costs or shall, in its sole discretion, elect not to attempt to certify or otherwise establish the same, Tenant's building costs shall, at Tenant's sole option, be either: (i) deemed to be an amount equal to Twenty ($20.00) Dollars multiplied by the aggregate number of square feet of floor space at any time and from time to time constructed (including major repairs and replacements not compensated for by insurance or condemnation proceeds) on the Premises by Tenant; or (ii) determined by arbitration in accordance with the rules then obtaining of the American Arbitration Association.

                        (D) If the Fund shall exceed the sum of the Landlord's Minimum Share and the Tenant's minimum Share, the amount of such excess shall be divided between Landlord and Tenant as follows:

                                (i)  Landlord shall receive that percentage of
such excess as shall be determined by multiplying one (1%) per cent times the number of years (or a major fraction thereof) elapsed under this Lease as of the date that possession has been taken by the condemning authority; and

                                (ii)  Tenant shall receive the balance of such
excess.

        (c)     (1)     If any part of the Premises shall be so taken (or so
purchased) and this Lease shall not terminate or shall not be terminated under the provisions of paragraph (a) of this SECTION 32, then Tenant shall,, at its own cost and expense, make all repairs to the affected buildings and improvements on the Premises to the extent necessary to restore the same to a complete

                                      24





architectural unit, provided, however, that Tenant shall not be obligated to spend an amount in excess of the proceeds of the award available to Tenant for such purposes as hereinafter provided.

                (2) All compensation available or paid to Landlord and Tenant upon such a partial taking (or purchase) shall be paid to Tenant for the purpose of paying towards the cost of such restoration, or, in the event that the parties hereto agree that only a portion of the aggregate award is sufficient to so restore, then only such portion as agreed upon shall be paid to Tenant for such portion as agreed upon shall be paid to Tenant for such purpose and the balance shall be distributed pursuant to subparagraph (3) hereof.

                (3) All compensation available or paid to Landlord and Tenant upon such a partial taking (or purchase) in excess of the amount thereof needed by Tenant to repair and restore the buildings and improvements shall be distributed in the same manner as is provided in subparagraph (1) of paragraph
(b) of this SECTION 32, except that Landlord's Minimum Share shall be reduced by a proportion corresponding to the proportion of the total square footage of land of the Premises so taken (or purchased) and Tenant's Minimum Share shall be reduced by a proportion corresponding to the proportion of the total floor area of all buildings on the Premises so taken (or so purchased) . In the event that any payment out of such compensation shall be paid to Landlord, then the rent payable hereunder shall be adjusted by a fraction equivalent to the square footage of the property taken divided by the total square footage of the original property, plus any amounts paid to Landlord pursuant to subparagraph
(D) of paragraph (b) of this SECTION 32, less the total net proceeds, theretofore received by Landlord, of any (and all) prior partial takings (or purchases or credits applicable to Landlord deeds of dedication in lieu of any such partial takings or purchases).

        SECTION 33.  UTILITY EASEMENTS:

        Tenant shall have the right to enter into reasonable agreements with utility companies creating easements in favor of

                                      25





such companies as are required in order to service the subtenants of buildings on the Premises, and Landlord covenants and agrees to consent thereto and to execute any and all documents, agreements and instruments, and to take all other actions,, in order to effectuate the same, all at Tenant's cost and expense.

        SECTION 34.  MORTGAGES:

        Landlord hereby covenants and agrees that during the term of this Lease (and extensions thereof), Landlord shall not have the right or power to mortgage or otherwise create any security interest in or other liens or encumbrances upon or affecting the fee interest in the Premises, or the buildings, improvement, fixtures, equipment or other.property thereon, or any part thereof superior to the Tenant's leasehold estate created pursuant to the terms of this Lease, and any such mortgage shall be subject to all of the terms, covenants and conditions in this Lease set forth.

        SECTION 35.  SUB-SUBLEASES:

        (a) If for any reason this Lease and the leasehold estate of Tenant hereunder is terminated by Landlord by summary proceedings or otherwise in accordance with the terms of this Lease, Landlord covenants and agrees that such termination of this Lease shall not result in a termination of any sub-sublease affecting the Premises and that they shall all continue for the duration of their respective terms and any extensions thereof as a direct lease between Landlord hereunder and the sub-sublessee thereunder, with the same force and effect as if Landlord hereunder had originally entered into such sub-sublease as Landlord thereunder, provided that any such sub-sublease will not place upon the landlord thereof, any obligations or liabilities which are substantially more onerous than those commonly placed on landlords of sub-subleases of similar premises in similar locations for similar use. Such Non-Disturbance Agreement shall not cover any period beyond the term of this Lease. Any such sub-sublessee shall not be named or joined in any action or proceedings by Landlord under this Lease to recover possession of the Premises or any part thereof, unless there shall be a default under such sub-sublease and Tenant's time

                                      26





to cure has expired. Landlord agrees that, upon request, it will execute such Non-Disturbance or Attornment Agreements as required pursuant to the provisions of this SECTION 35.

        (b) Notwithstanding the generality of the foregoing, Landlord shall only be required to execute, acknowledge and deliver the agreements referred to in paragraph (a) of this SECTION 35 upon request by the respective sub-sublessees, if at the time of each such request the sum total of all annual rentals and other annual charges then provided for in all such sub-subleases in force at the time of each such request (including, but not limited to, annual charges and payments for or in lieu of taxes or tax increases,, parking maintenance charges and the like) sh,all be at least equal to the annual rent and additional rent, taxes and other charges then payable under this Lease.

        (c) Notwithstanding the provision (a) of this SECTION 35, Tenant agrees that each and every sub-sublease as to which Tenant shall request Landlord hereunder to execute an agreement of the nature set forth in subparagraph (a) hereof (hereinafter referred to as "non-disturbance agreement") shall be submitted to Landlord and Landlord shall have the right to approve or disapprove said sub-sublease, provided, however, that Landlord agrees to approve any such sub-sublease meeting the tests set forth in (a) of this SECTION 35, and in any event Landlord agrees not to unreasonably withhold or delay its approval as to any other sub-sublease so submitted for approval. In the event Landlord shall disapprove any such sub-sublease presented to it and Tenant shall, within ten (10) days after receipt of any such disapproval object thereto, either Landlord or Tenant may submit the matter to arbitration in accordance with the rules of the American Arbitration Association then prevailing (except that all of the arbitrators shall be residents of or have their principal place of business within the greater Virginia Beach area), and the decision of the American Arbitration Association with reference thereto shall be binding upon both parties. Nothing herein shall be construed to prevent or prohibit Tenant from entering into any sub-subleases with any sub-


                                      27





subtenants in its sole discretion from time to time; this paragraph (c) of this
SECTION 35 being applicable only to those situations where Tenant requests a non-disturbance agreement from Landlord with reference to any sub-subtenant.

        (d) Landlord shall, upon request, execute, acknowledge and deliver such agreements evidencing the non-disturbance agreement as required and approved pursuant to subparagraph (a) and subparagraph (c) of this SECTION 35, and if Landlord shall fail to do so within ten (10) days after submission thereof by Tenant, Landlord hereby irrevocably appoints Tenant its attorney in fact so as to execute, acknowledge and deliver same in Landlord's place and stead.

        (e) Nothing contained in this SECTION 35 shall require Landlord to initially construct for the benefit of Tenant o r any sub-subtenant a new building, its appurtenances or parking lot upon the demised Premises, and the obligation of Landlord (in the event any such sub-sublease shall become a direct lease between Landlord hereunder and the sub-sublessee under any such sub-sublease) to reconstruct, replace or repair shall be limited to the amount of fire insurance proceeds as may be available for such purpose.

        SECTION 36.  LEASEHOLD MORTGAGES:

        Tenant and every successor and assign of Tenant is hereby given the right by Landlord, without Landlord's prior written consent, to mortgage its interest in this Lease and all sub-subleases under a first leasehold mortgage, and/or under a purchase money first or second leasehold mortgage in connection with any sale of such interest, and assign this Lease and all sub-subleases as collateral security for such mortgage, upon condition that all rights acquired under such mortgage shall be subject to each and all of the covenants, conditions and restrictions set forth in this Lease, and to all rights and interests of Landlord herein, none of which covenants, conditions or restrictions is or shall be waived by Landlord by reason of the right given so to mortgage such interest in this Lease, except as expressly provided herein. If Tenant and/or Tenant's successors and assigns shall mortgage this leasehold and if the holder of such mortgage shall, within twenty

                                      28





(20) days of its execution send to Landlord a true copy thereof, together with written notice specifying the name and address of the mortgagee and the pertinent recording date with respect to such mortgage, Landlord agrees that so long as any such leasehold mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply:

        (a) There shall be no cancellation, surrender or modification of this Lease by joint action of Landlord and Tenant without the prior consent in writing of the leasehold mortgagee;

        (b) Landlord shall, upon serving the Tenant with any notice of default, simultaneously serve a copy of such notice upon the holder of such leasehold mortgage. The leasehold mortgagee shall thereupon have the same period, after service of such notice upon it, to remedy or cause to be remedied the defaults complained of, and Landlord shall accept such performance by or at the instigation of such leasehold mortgagee as if the same had been done by Tenant;

        (c) Anything herein contained notwithstanding, while such leasehold mortgage remains unsatisfied of record, or until written notice of satisfaction is given by the holder to the Landlord, if an event or events of default shall occur which under any provision of this Lease shall entitle Landlord to terminate this Lease, and if before the expiration of ten (10) days from the date of service of notice of termination upon such leasehold mortgagee such leasehold mortgagee shall have notified Landlord of its desire to nullify such notice and shall have paid to Landlord all rent and additional rent and other payments herein provided for, and then in default, and shall have complied or shall commence the work of complying with all of the other requirements of this Lease,, except as provided in paragraph (f) of this SECTION 36, if any are

                                      29





then in default,, and shall prosecute the same to completion with reasonable diligence, then in such event Landlord shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect;

        (d) If the Landlord shall elect to terminate this Lease by reason of any default of Tenant, the leasehold mortgagee shall not only have the right to nullify any notice of termination by curing such default, as aforesaid, but shall also have the right to postpone and extend the specified date for the termination of this Lease as fixed by Landlord.in its notice of termination, for a period of not more than six (6) months, provided that such leasehold mortgagee shall cure or cause to be cured any then existing money defaults and meanwhile pay the rent, additional rent and comply with and perform all of the other terms, conditions and provisions of this Lease on Tenant's part to be complied with and performed, other than past nonmonetary defaults, and provided further that the leasehold mortgagee shall forthwith take steps to acquire or sell Tenant's interest in this Lease by foreclosure of the mortgage or otherwise and shall prosecute the same to completion with all due diligence.
If at the end of said six (6) month period the leasehold mortgagee shall be actively engaged in steps to acquire or sell Tenant's interest herein, the time of said mortgagee to comply with the provisions of this SECTION 36 shall be extended for such period as shall be reasonably necessary to complete such steps with reasonable diligence and continuity;

        (f) Landlord agrees that in the event of termination of this Lease by reason of any default by Tenant other than for nonpayment of rent or additional rent and other payments herein provided for, that Landlord will enter into a new lease of the Premises with the holder of the mortgage on this Lease, or its nominee or purchaser, for the remainder of the term, effective as of the date of such

                                      30





termination, at the rent and additional rent and upon the terms, provisions, covenants and agreements as herein contained and subject only to the same conditions of title as this Lease is subject on the date of the execution hereof, and to the rights, if any, of any parties then in possession of any part of the leased premises, provided:

                (1) Said mortgagee shall make written request upon Landlord for such new lease within fifteen (15) days after the date of such termination and such written request is accompanied by payment to Landlord of sums then due to Landlord under this Lease;

                (2) Said mortgagee shall pay to Landlord at the time of the execution and delivery of said new lease any and all sums which would at the time of the execution and delivery thereof be due under this Lease but for such termination, and in addition thereto any expenses, including reasonable legal and attorneys' fees, to which Landlord shall have been subjected by reason of such default;

                (3) Said mortgagee or its nominee or purchaser shall perform and observe all covenants herein contained on Tenant's part to be performed and shall further remedy any other conditions which the prior Tenant was obligated to perform under the terms of this Lease; and upon execution and delivery of such new lease, any sub-subleases which may have theretofore been assigned and transferred by Tenant to Landlord as security under this Lease,, shall thereupon be deemed to be held by Landlord as security for the performance of all of the obligations of Tenant under the new lease;

                (4) Landlord shall not warrant possession of the leased premises to Tenant under the new lease;

                (5) Such new lease shall be expressly made subject to the rights, if any, of Tenant under the terminated

                                      31





lease aforesaid;

                (6) The tenant under such new lease shall have the same right, title and interest in and to the buildings and improvements on the leased premises as Tenant had under this Lease;

        (g) Nothing herein contained shall require the leasehold mortgagee or its nominee or purchaser to cure any default of Tenant referred to in
SECTION 16 hereof.

        (h) Landlord agrees to promptly after submission execute, acknowledge and deliver any agreements modifying this Lease requested by any leasehold mortgagee, provided that such modification does not decrease Tenant' s obligations or decrease Landlord's rights hereunder.

        (i) Landlord shall, upon request, execute, acknowledge and deliver to each leasehold mortgagee an agreement, prepared at the sole cost and expense of Tenant, in form satisfactory to such leasehold mortgagee, between Landlord, Tenant and leasehold mortgagee, agreeing to all of the provisions of this
SECTION 36.

        (j) Any proceeds from insurance policies or arising from a condemnation are to be held and distributed by any leasehold mortgagee at such time and shall be distributed by it pursuant to the provisions of this Lease, with its rights, as against Tenant, to apply to the mortgage debt all or any part of Tenant's share of such proceeds pursuant to such mortgage, subject, however, to Tenant's obligations as set forth in (3) of (b) of SECTION 31.

        SECTION 37.  FORCE MAJEURE:

        In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act (other than the payment of rent) required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason beyond their control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.





        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

WITNESS                         LENRICH ASSOCIATES, L.L.C.


/s/ M.W. Lipschutz              /s/ Richard M. Cohen
- -------------------------       ------------------------------------
                                BY: Richard M. Cohen, a Member by
                                    David R. Rogol, as attorney-in-fact

                                INDIAN RIVER FAMILY GOLF CENTERS, INC.


/s/ John M. Mercer              /s/ Robert J. Krause
- -------------------------       ------------------------------------
    John M. Mercer              BY: Robert J. Krause
                                    Vice President





STATE OF NEW YORK

CITY/COUNTY OF NEW YORK, to wit

        The foregoing instrument was acknowledged before me in the City/County of New York, State of New York, this 19th day of May, 1996 by David R. Rogol, to me known to be the person described in and appointed attorney-in-fact in and by a certain power of attorney dated February 26, 1996, and executed by Richard
M. Cohen, a Member of Lenrich Associates, L.L.C., a New York limited liability company, on behalf of the limited liability company.

        My commission expires: Roseann Maralli
                               Notary Public State of New York
                               Commission Expires May 30, 1996



                                     /s/  Roseann Marrali
                                ----------------------------------
                                           Notary Public



STATE OF NEW YORK

CITY/COUNTY OF NEW YORK, to wit

        The foregoing instrument was acknowledged before me in the City/County of New York, State of New York, this 20th day of May, 1996 by Robert J. Krause, as vice President of Indian River Family Golf Centers, Inc., a Delaware corporation, on behalf of the corporation.

        My commission expires: Roseann Maralli
                               Notary Public State of New York
                               Commission Expires May 30, 1996



                                      /s/ Roseann Marrali
                                ----------------------------------
                                           Notary Public





                                 EXHIBIT "A"
                     LEGAL DESCRIPTION OF LEASEHOLD C - 1

BEGINNING AT A PIN FOUND on the easterly right-of-way line of Military Highway and the common boundary line of Leasehold C-1 and Leasehold D as shown on "ALTA/ACSM LAND TITLE SURVEY OF A PORTION OF TRACT "A" AS DESCRIBED IN (D.B. 3089, PG. 0333) FOR INDIAN RIVER FAMILY GOLF CENTERS, INC., KEMPSVILLE BOROUGH, VIRGINIA BEACH, VIRGINIA" dated 5/16/96; thence along the easterly right-of-way line of Military Highway North 30 degrees 28' 42" East, 41.94' to a point; thence leaving the right-of-way line of Military Highway, South 59 degrees 31' 18" East, 138.42' to a point; thence South 13 degrees 12' 32" West, 207.36' to a point; thence South 59 degrees 32' 58" East, 40.00' to a point; thence South 05 degrees 59' 38" East, 250.00' to a point; thence North 84 degrees 00' 22" East, 150.00' to a point; thence North 05 degrees 59' 38" West, 63.29' to a point; thence North 84 degrees 00' 22" East, 533.61' to a point; thence South 08 degrees 32' 34" East, 66.75' to a point; thence South 58 degrees 55' 01" East, 190.88' to a point; thence South 15 degrees 58' 59" East, 172.26' to a point on the southerly right-of-way line of Old Providence Road; thence along the southerly right-of-way of Old Providence Road the following courses and distances, South 72 degrees 34' 51" West, 50.19" to a point; thence South 39 degrees 16' 51" West, 206.36 to a point; thence along a curve to the right having a central angle of 38 degrees 47' 05", a radius of 268.18', an arc length of 181.54', and a chord bearing of South 58 degrees 40' 24" West to a point; thence South 78 degrees 03' 56" West, 494.57' to a point; thence leaving the southerly right-of-way line of Old Providence Road, North 54 degrees 09' 37" West, 56.74' to a point; thence along a curve to the right having a central angle of 72 degrees 54' 43", a radius of 100.00', an arc length of 127.26', and a chord bearing of North 61 degrees 02' 34" West to a point; thence North 24 degrees 35' 13" West, 189.24' to a point; thence North 10 degrees 09' 22" West, 251.38' to a point; thence North 08 degrees 07' 02" West, 36.13' to a point; thence North 05 degrees 30' 00" West, 45.67' to a point; thence North 12 degrees 06' 32" West, 35.76' to a point; thence North 14 degrees 46' 16" West, 88.15' to a point; thence North 06 degrees 45' 05" West, 39.14' to a point; thence North 00 degrees 41' 38" West, 40.21' to a point; thence North 06 degrees 17' 39" East, 65.80' to a point; thence along a curve to the left having a central angle of 73 degrees 05' 39", a radius of 13.01', an arc length of 16.59', and a chord bearing of North 30 degrees 15' 09" West to a point; thence continuing along a curve to the left having a central angle of 18 degrees 04' 48", a radius of 39.31', an arc length of 12.40', and a chord bearing of North 75 degrees 50' 23" West to a point; thence North 05 degrees 07' 14" East, 39.28' to a point on the easterly right-of-way line of-Military Highway; thence leaving the easterly right-of-way line of Military Highway, South 47 degrees 28' 09" East, 95.35' to a point; thence South 59 degrees 31' 18" East, 66.00' to a point; thence North 72 degrees 10' 42" East, 47.00' to a point; thence North 13 degrees 12' 32" East, 176.79 to a point; thence North 59 degrees 31' 18" West, 138.02' to a point on the easterly right-of-way line of Military which marks the POINT OF BEGINNING.


The above described parcel contains 13.825 acres.






                                EXHIBIT "B"

                        Refer to Exhibit C, Paragraph B






                                EXHIBIT C



        The Premises are hereby rented and leased by Landlord to Tenant together with the following rights and easements:


        A. During the term of the Lease and all renewals thereof, Tenant shall have a nonexclusive right and easement to install, maintain, repair and replace,, at Tenant's expense, pumps, underground water lines and other equipment on, over and across the real property adjacent to the Premises to the west ("Parcel C-2") for the purpose of pumping water from the pond located on Parcel C-2 to the Premises for irrigation. Landlord shall cause the lease and/or sublease of Parcel C-2 to contain the terms of this easement.

        B. During the term of this Lease and all renewals thereof, Tenant shall have all of the rights, easements and privileges of Landlord (as to the Premises) under that certain Declaration of Easements, dated August 7, 1967, recorded in the Clerk's Office, Circuit Court, City of Virginia Beach, Virginia, in Deed Book 1024, page 272, as amended by Declaration, dated February 1, 1978, recorded in the aforesaid Clerk's Office in Deed Book 1789, page 555 (collectively, the "Declaration of Easements"). Tenant shall enjoy such rights, easements and privileges under the Declaration of Easements irrespective of the termination of any of the other leases or subleases benefitted or burdened by the Declaration of Easements.